As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-45589

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-1817252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

485 Madison Avenue
New York, New York 10022

(Address of Principal Executive Offices, including Zip Code)

SOFTNET SYSTEMS, INC. 1995 LONG TERM INCENTIVE PLAN

and

EMPLOYEE STOCK OPTION PLAN

(Full title of the plans)

Loan Nisser
Vice President and Secretary
American Independence Corp.
485 Madison Avenue
New York, New York 10022

(Name and address of agent for service)

(212) 355-4141

(Telephone number, including area code, of agent for service)

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

759687-4-5757-v1.0	80-40609956

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the following registration statement of American Independence Corp. (formerly known as SoftNet Systems, Inc., the "Company") pertaining to the registration of the securities offered under the SoftNet Systems, Inc. 1995 Long Term Incentive Plan and Employee Stock Option Plan (the "1995 Plan") on Form S-8 (as amended, the "Registration Statement"):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-45589	February 4, 1998	SoftNet Systems, Inc. 1995 Long Term Incentive Plan and Employee Stock Option Plan	1,525,952(1)

(1) The Registration Statement originally registered 1,525,952 shares of common stock authorized for issuance under the 1995 Plan.  Subsequently, 1,350,068 of such shares were transferred from the 1995 Plan to the SoftNet Systems, Inc. 1998 Stock Incentive Plan (the "Successor Plan"), which was the successor to the 1995 Plan.  The Company filed Post-Effective Amendment No. 1 to the Registration Statement on May 7, 1999 in connection with such reallocation of shares.

On August 30, 2016, AMIC Holdings, Inc., a Delaware corporation and the parent of the Company ("Acquisition Co."), filed a Certificate of Ownership and Merger (the "Merger Certificate") merging the Company with and into Acquisition Co., with Acquisition Co. continuing as the surviving corporation (the "Merger").  Pursuant to the Merger Certificate, the Merger became effective on August 31, 2016.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration by means of a post-effective amendment any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any, that remain unsold as of the date of this Post-Effective Amendment No. 2.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

759687-4-5757-v1.0	80-40609956

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 31, 2016.

AMERICAN INDEPENDENCE CORP.

By:  /s/ David T. Kettig

David T. Kettig
President